Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

May 19, 2026

GEN Restaurant Group, Inc.

11480 South Street, Suite 205

Cerritos, California 90703

Ladies and Gentlemen:

We have acted as counsel to GEN Restaurant Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the issuance and sale from time to time by the Company, pursuant to Rule 415 of the Securities Act, of up to $50,000,000 of shares of Class A common stock of the Company, $0.001par value per share (the “Common Stock”).

The Common Stock may be offered in amounts, at prices and on terms to be set forth in the prospectus and one or more supplements thereto constituting a part of the Registration Statement. Any Common Stock are to be issued under the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time (the “Certificate of Incorporation”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of this opinion letter, we have reviewed originals, or copies certified or otherwise authenticated to our satisfaction, of (i) the Certificate of Incorporation and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to the date hereof, (ii) the Registration Statement and (iii) the proceedings taken by the Company in connection with the authorization of the Common Stock. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate and other records, agreements,instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, officers and representatives of the Company (including the Certificate) and others as to the accuracy of such factual matters, in each case, without any independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of all signatures, including electronic signatures, appearing upon the certifications, documents and proceedings submitted to us for review, (b) that each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information,representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed and (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based upon and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that, with respect to the shares of Common Stock to be issued and sold pursuant to the Registration Statement (the “Shares”), when (i) a prospectus supplement and any other offering material with respect to the Shares have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder, (ii) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained, (iii) the appropriate corporate action has been taken by the Company to authorize the issuance of the Shares, (iv) the Shares have been issued by the Company against payment of the agreed-upon consideration therefor in accordance with any relevant agreements and such corporate action, and (v) certificates representing the Shares have been duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor and delivered to the purchasers thereof or other persons entitled thereto (or in the case of any shares of Common Stock issued without certificates, the due registration of issuance and constructive delivery through book entry of such Shares), then, upon the happening of such events,such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion assumes that (a) the Registration Statement and any amendments relating there to shall have become effective under the Securities Act and will continue to be effective, (b) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any shares of Common Stock are authorized, issued or delivered, (1) there will not have occurred any change in the law or in the Certificate of Incorporation or Bylaws affecting the authorization, issuance, delivery or validity of such Common Stock, and (2) no relevant corporate actions will have been modified or rescinded, (d) the Common Stock will be issued in accordance with, and in compliance with any limitations on issuance contained in, the corporate action related thereto, (e) the Common Stock will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of such Common Stock under the Certificate of Incorporation, (f) all certificates evidencing any Shares will be in the form required by law and approved for issuance by the Company, (g) the Company will comply with all applicable notice requirements regarding uncertificated Shares provided in the General Corporation Law of the State of Delaware and (h) future issuances of Common Stock will be made in accordance with the parameters established by the Board of Directors or a Pricing Committee thereof, as such parameters may be established from time to time.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinions. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Stock or the Certificate of Incorporation.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP